Exhibit 10.2

NI HOLDINGS, INC.

SHORT-TERM INCENTIVE BONUS

EFFECTIVE JANUARY 1, 2022

INCENTIVE PLAN		COMPONENTS
Plan Objectives	●	Reward performance.
	●	Encourage teamwork.
	●	Focus employees on success factors.

Participants	●	Employees with employment date on or before January 1 and employed on December 31 of the plan year.
	●	Agents at Associate, Partner or Senior Partner level.
	●	Employees on probation status are excluded.

Performance Period	●	Results from January 1 – December 31.

Payout Frequency	●	Annually – on or prior to April 15.

Performance Tracking	●	Quarterly reports published on company employee portal.

Establishment of Goals	●	Recommendation by CEO to compensation committee.

Verification of Goals	●	Reports provided to Compensation Committee.

Payout Calculation	●	Total of three goals: (See schedule)
		1.	Combined Ratio
		2.	Direct Written Premium Growth
		3.	Return on Equity*

	●	Target, Threshold, and Stretch goals established annually and approved by compensation committee.
	●	Eligible Employees

○

Employees, hired on or before January 1, are eligible to receive stated amount for each goal achieved multiplied by their earned salary for the calendar year (does not include bonuses or any other compensation).

		○	Employees hired after January 1 and prior to July 1 of the plan year are eligible to receive 50% of bonus achieved multiplied by the earned salary for the calendar year (does not include bonuses or any other compensation).

		○	Employees hired after July 1 are not eligible until the following year.

*Based upon the enterprise wide R.O.E.
Other	●	Board retains discretion on payment of Plan.